Exhibit 99.1
CAROL BARTZ JOINS YAHOO! AS CHIEF EXECUTIVE OFFICER
SUNNYVALE, CA, January 13, 2009 – Yahoo! Inc. (NASDAQ: YHOO), a leading global brand and one of the world’s most trafficked Internet destinations, announced today that Carol Bartz, a veteran technology executive who was most recently Executive Chairman of Autodesk (NASDAQ: ADSK), has been named Chief Executive Officer and a member of the Board of Directors, effective immediately.
Prior to becoming Executive Chairman of Autodesk in 2006, Bartz, 60, led Autodesk as CEO for 14 years, transforming the company into a leader in computer-aided design software. During her tenure as CEO, revenues increased from less than $300 million to more than $1.5 billion, and the company’s share price increased nearly ten-fold.
In addition to turning around Autodesk, Bartz’s extensive executive experience includes hands-on responsibility for leading global operations, engineering, sales and marketing organizations for large technology and engineering companies including Sun Microsystems, Digital Equipment Corporation and 3M.
Roy Bostock, Chairman of the Board, said, “We are very excited to have Carol Bartz leading Yahoo! into its next era of growth. She is the exact combination of seasoned technology executive and savvy leader that the Board was looking for, and we are thrilled to have attracted such a world-class talent to Yahoo!. She is admired in the Valley as well as on Wall Street for her deep management expertise, strong customer orientation, excellent people skills, and firm understanding of the challenges facing our industry. Carol meets all of the criteria we set for the search and is the only person to whom we offered the job. The Board is united in its view that her energetic and decisive leadership style, coupled with a proven track record of driving growth, operational excellence and shareholder value, is exactly what Yahoo! needs to get back on a path toward achieving its full potential.”
Bostock continued, “On behalf of the entire Board, I would like to thank Jerry Yang for acceding to our request 18 months ago to step into the CEO role. Jerry’s unwavering enthusiasm for Yahoo!, his unique perspective on the company, and iconic stature in the industry make him an invaluable resource for the future. We are delighted that he plans to stay actively involved and are deeply grateful for his many contributions to the company’s development over the years.”
Carol Bartz said, “Yahoo! is a powerful global brand with a great collection of assets, strong technology, and enormously talented employees. The Company has accomplished a great deal in its relatively short history and I look forward to working together to take it to the next level. There is no denying that Yahoo! has faced enormous challenges over the last year, but I believe there is now an extraordinary opportunity to create value for our shareholders and new possibilities for our customers, partners and employees. We will seize that opportunity.”

Jerry Yang said, “I couldn’t be more pleased with the Board’s choice of Carol Bartz as CEO and look forward to returning to my former role as Chief Yahoo. I believe Carol is the ideal person to take Yahoo! forward and I will be honored to be a resource to assist her in any way she finds helpful. I believe Yahoo!’s best years are still ahead of it. For the past 14 years, I have poured all of my energies into this great company — and I hope to keep contributing to its success for many years to come. ”
Yahoo! also announced that President Sue Decker has informed the Board that she will resign after remaining with the Company for a transitional period. Bostock said, “The Board thanks Sue for her service as President, the important contributions she has made to Yahoo!’s development in a variety of roles over the past 8-1/2 years, and her willingness to work with Carol Bartz to ensure a smooth transition. We respect her decision to move on to other challenges and wish her only the best.”
Carol Bartz has been the Lead Independent Director of Cisco Systems since 2005 and a director since 1996. She also currently serves on the Board of Directors of Intel Corporation and NetApp. She holds a bachelors degree in Computer Science from the University of Wisconsin.
Conference Call and Webcast Information
Yahoo! will host an analyst conference call to discuss today’s announcement at 5:30 p.m. Eastern Time today. A live webcast of the conference call can be accessed through the Company’s Investor Relations website at http://yhoo.client.shareholder.com/index.cfm. The dial-in number for the live conference call is (888) 253-4037. Participants calling from outside the United States may dial (719)867-0591. The passcode 379105 is required to access the call. In addition, an archive of the webcast can be accessed through the same link. An audio replay of the call will be available following the conference call by dialing (888) 348-4629 (Primary) or (719) 884-8882 (International), reservation number: 379105.
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com or the company’s blog, Yodel Anecdotal.
This press release contains forward-looking statements (including without limitation the quotations from our Chairman and management in this press release) that involve risks and uncertainties concerning Yahoo!’s future opportunities and performance, as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!’s ongoing strategic initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; the possibility third parties may in the future make proposals to acquire all or a part of Yahoo!, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners, and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to such proposals. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this release is as of January 13, 2009, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this release.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contacts
Media:
Yahoo! Inc.
Brad Williams, 408-349-7069
bhw@yahoo-inc.com
or
Abernathy MacGregor Group
Adam Miller, 212-371-5999
alm@abmac.com
Investors:
Yahoo! Inc.
Marta Nichols, 408-349-3527
mnichols@yahoo-inc.com